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EXHIBIT 10.82 LETTER AGREEMENT, DATED AS OF MAY 15, 2003, BETWEEN JPE, INC. AND
ROBERT A. NAGLICK

                                    JPE, INC.

                                                                    May 15, 2003



Robert A. Naglick
31375 W. Rutland Street
Beverly Hills, MI  48025

                  Re:   JPE, Inc. Letter

Dear Bob:

         In connection with the acquisition by QP Acquisition #2, Inc. of substantially all of the capital stock of JPE, Inc. ("JPE"), you (sometimes you are referred to in this letter as "Executive") entered into the following agreements with JPE: (i) an Executive Severance Agreement dated as of June 21, 2002 (the "Executive Severance Agreement"), (ii) a Bonus Award letter dated as of June 21, 2002 (the "Bonus Award Letter") and (iii) a Completion Bonus award letter dated July 15, 2002 (the "Completion Bonus Letter," and, together with the Executive Severance Agreement and the Bonus Award Letter, the "Severance and Bonus Agreements").

         Under the terms of the Severance and Bonus Agreements, you will be eligible to receive certain payments in connection with a Change of Control of JPE (as defined in the Severance and Bonus Agreements), provided, among other things, that you are employed by JPE as of the date of a Change of Control or, in the case of certain payments under the Bonus Award Letter, as of the Recovery Date (as defined therein).

         JPE is presently involved in negotiations relating to the sale (the "Sale") of substantially all of the assets of its wholly-owned subsidiary, Plastic Trim, Inc. ("PTI"), and certain of the assets of JPE used in the business of PTI, to a company owned by C. William Mercurio ("Mercurio"), which transaction, if consummated, would constitute a Change of Control for purposes of each of the Severance and Bonus Agreements. In connection with the closing of the Sale, the Board of Directors and the majority shareholder of JPE have approved a Plan of Dissolution pursuant to which JPE will be dissolved and will liquidate its remaining assets (the "Dissolution").

         You have advised us that you have received and accepted an offer of employment which could require you to voluntarily terminate your services to JPE prior to the closing of the Sale.
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As you are aware, such voluntary termination of your services to JPE prior to such date would make you ineligible to receive any of the payments or other benefits offered under the Severance and Bonus Agreements. Nonetheless, in order to induce you to continue to provide services to JPE during substantially all of the remaining negotiations anticipated in connection with the Sale, and to remain available to provide certain services to JPE in connection with the Dissolution, JPE has offered to amend or otherwise modify certain of the terms of the Severance and Bonus Agreements and to make certain payments and other benefits available to you in accordance with the terms and conditions set forth in this Agreement.

         In consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, JPE and Executive agree as follows:

1. Executive shall continue to provide services to JPE and its affiliates on a full-time basis, in his current capacity and position with each and at his current level of compensation and other benefits, through and including June 8, 2003 (the "Termination Date"). Executive shall be entitled to one week of paid vacation between the date of this letter and the Termination Date. Subsequent to the Termination Date, Executive shall be reasonably available to provide such services to JPE as may be required in connection with the Dissolution ("Additional Services"). On the Termination Date, and as a condition to JPE making payments and providing any other benefits to Executive under the Severance and Bonus Agreements, Executive shall execute a General Release in favor of JPE and its affiliates in form satisfactory to JPE ("General Release").

2. The Executive Severance Agreement is hereby terminated, except that the provisions of Section 7 of such agreement regarding protection of confidential and proprietary information and prohibited competition and
     Section 10 regarding arbitration shall survive termination of such agreement.

3. The third paragraph of the Completion Bonus Letter is amended and restated as follows:


     For purposes of this letter agreement, the term "Change of Control" means that C. W. Mercurio ("Mercurio") or any entity owned or controlled by Mercurio, becomes (in one transaction or in a series of related transactions) the beneficial owner of all or substantially all of the shares of JPE held by QP Acquisition #2, Inc. or becomes the owner of all or substantially all of the assets of JPE and its subsidiaries.

4. The definition of "Change of Control" in paragraph 1 of the Bonus Award Letter is hereby amended and restated as follows:

     "Change of Control" means that C. W. Mercurio ("Mercurio") or any entity owned or controlled by Mercurio, becomes (in one transaction or in a series of related transactions) the beneficial owner of all or substantially all of the shares of JPE held by Questor or becomes the owner of all or substantially all of the assets of JPE and its subsidiaries.

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5.   Paragraph 2 of the Bonus Award Letter is hereby amended and restated as follows:

     If there is a Change of Control on or prior to December 31, 2003, you are employed by JPE on June 8, 2003 and you provide the Additional Services, you shall be entitled to receive a payment from JPE equal to 2% of the Recovery Amount. The amount payable to you under this paragraph 2, if any, will be payable within 30 days after the Recovery Date. If you are not employed by JPE on June 8, 2003, do not provide Additional Services, or the Recovery Amount is $0, you are not entitled to a payment, and JPE is under no obligation to make any payment to you, under this paragraph. If you are entitled to a payment under this paragraph 2, but die prior to the time that the payment is to be made, the payment due under this paragraph 2 shall be made to your estate.

6. The second paragraph of the Completion Bonus Letter is hereby amended and restated as follows:

     If you are employed by JPE on June 8, 2003 and you sign a General Release then, as soon as such General Release becomes effective and non-revocable, you shall be paid $40,000 arising from the sale of Dayton Parts, Inc. In addition, if such conditions are satisfied and you provide the Additional Services, you shall be paid $26,875 in connection with the Change of Control if the Change of Control is completed by December 31, 2003. Such payment shall be paid within 5 business days after such Change of Control. If you are not employed by JPE on June 8, 2003, you do not provide the Additional Services or if you do not sign a General Release which becomes effective, you are not entitled to any payment under this paragraph, and JPE is under no obligation to make any payment to you, under this paragraph. If you are entitled to a payment under this paragraph but die prior to the time that the payment is to be made, the payment due shall be made to your estate.

7. Except as specifically set forth herein, the terms and provisions of each of the Bonus Award Letter and Completion Bonus Letter shall continue in full force and effect in accordance with its terms.

8. This Agreement, together with the Severance and Bonus Agreements, contains the entire agreement of the parties relating to the subject matter hereof and thereof and supercedes any prior written or oral agreements relating to the same subject matter.

9. Any dispute in respect to this letter agreement shall be submitted to arbitration as provided in Section 10 of the Executive Severance Agreement, which shall remain in force notwithstanding termination of the Executive Severance Agreement.

10.  This letter agreement is governed by Michigan law.

11. This Agreement may be executed in any number of counterparts (including by facsimile signatures), all of which taken together shall constitute one and the same instrument.



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Please acknowledge your agreement to the terms of this Agreement by signing below.

                                                        Sincerely,

                                                        JPE, INC.


                                                        By:
                                                           ---------------------
                                                           Scott K. Koepke
                                                           President

Acknowledged and Agreed to:



------------------------------------
Robert A. Naglick

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